Exhibit 99.1

Under Armour, Inc.
1020 Hull Street
Baltimore, MD 21230
CONTACTS
Investors:
Tom Shaw, CFA
Under Armour, Inc.
Tel: 410.843.7676
Media:
Diane Pelkey
Under Armour, Inc.
Tel: 410.246.5927
FOR IMMEDIATE RELEASE

UNDER ARMOUR REPORTS FIRST QUARTER NET REVENUES GROWTH OF 30%;
RAISES FULL YEAR NET REVENUES OUTLOOK TO $5.0 BILLION

•	First Quarter Net Revenues Increased 30% to $1.05 Billion

•	First Quarter Operating Income Increased 26% to $35 Million

•	First Quarter Diluted EPS Increased 62% to $0.04, Reflective of the Company's Class C Stock Dividend

•	Raises 2016 Net Revenues Outlook to Approximately $5.0 Billion (+26%)

•	Raises 2016 Operating Income Outlook to a Range of $503 Million to $507 Million (+23% to 24%)

Baltimore, MD (April 21, 2016) - Under Armour, Inc. (NYSE: UA, UA.C) today announced financial results for the first quarter ended March 31, 2016. Net revenues increased 30% in the first quarter of 2016 to $1.05 billion compared with net revenues of $805 million in the prior year's period. On a currency neutral basis, net revenues increased 32% compared with the prior year's period. Operating income increased 26% in the first quarter of 2016 to $35 million compared with $28 million in the prior year's period. Net income increased 63% in the first quarter of 2016 to $19 million compared with $12 million in the prior year's period and diluted earnings per share for the first quarter of 2016 were $0.04 compared with $0.03 per share in the prior year's period. Diluted earnings per share calculations for both periods reflect the Company's Class C Stock Dividend effective April 7, 2016, which has the same effect as a two-for-one stock split.

During the first quarter, wholesale net revenues grew 28% year-over-year to $744 million compared to $579 million in the prior year's period, while Direct-to-Consumer net revenues grew 33% year-over-year to $266 million compared to $200 million in the prior year's period. North America net revenues for the first quarter grew 26% year-over-year, or 27% on a currency neutral basis. International net revenues, which represented 14% of total net revenues for the first quarter, grew 56% year-over-year, or 65% on a currency neutral basis.

Within product categories, apparel net revenues increased 20% to $667 million compared with $555 million in the same period of the prior year, led by growth in training and golf. Footwear net revenues increased 64% to $264 million from $161 million in the prior year's period, primarily reflecting the ongoing success of the Curry signature basketball line and expanded running offerings. Accessories net revenues increased 26% to $80 million from $63 million in the prior year's period, driven primarily by growth in headwear and bags.

Kevin Plank, Chairman and CEO of Under Armour, Inc., stated, "For the past 24 consecutive quarters or six years, we have driven net revenue growth above 20% and we are incredibly proud of our start to 2016 with first quarter net revenue growth of 30%. The strong results posted this quarter truly demonstrate the balanced growth of our brand across product categories, channels and geographies. It also showcases our heightened focus on providing better service across our distribution channels, ensuring that our consumer consistently finds the newest, most premium product from us wherever they shop. In footwear, this includes the remarkable success of the Stephen Curry signature basketball line, as well as the exciting launches of our first smart running shoe and our new line of Jordan Spieth inspired golf shoes. Combined with the introductions of premium apparel technologies like Microthread and CoolSwitch, we will continue to drive elevated innovation and excitement to the athlete throughout the remainder of 2016."

Gross margin for the first quarter of 2016 was 45.9% compared with 46.9% in the prior year's period, primarily reflecting negative impacts of approximately 100 basis points from higher liquidations and approximately 70 basis points from foreign currency exchange rates, partially offset by approximately 60 basis points from improved product cost margins. Selling, general and administrative expenses grew 27% to $446 million compared with $350 million in the prior year's period, primarily driven by investments in Direct-to-Consumer and overall headcount to support the Company's strategic initiatives.

Balance Sheet Highlights
Cash and cash equivalents decreased 30% to $157 million at March 31, 2016 compared with $225 million at March 31, 2015. Inventory at March 31, 2016 increased 44% to $834 million compared with $578 million at March 31, 2015, primarily driven by the Company's ongoing strategy to drive higher service levels to customers, resulting in meaningful improvements in fill rates. Total debt increased 38% to $935 million at March 31, 2016 compared with $677 million at March 31, 2015.

Updated 2016 Outlook
Based on current visibility, the Company expects 2016 net revenues of approximately $5.0 billion, representing growth of 26% over 2015 and 2016 operating income in the range of $503 million to $507 million, representing growth of 23% to 24% over 2015. Below the operating line, the Company expects interest expense of approximately $35 million, an effective full year tax rate of approximately 38.5%, and fully diluted weighted average shares outstanding of approximately 446 million for 2016 reflective of the Class C Stock Dividend.

Mr. Plank concluded, "This year marks our 20th year in business, which is a great milestone for our company. Our robust growth this quarter demonstrates the power of our brand with growth coming from every part of our business. Our ability to adapt in a rapidly changing environment has been a critical part of our success and fuels our inspiration to create game-changing products that solve problems and enrich consumers' lives. With this unrelenting consumer focus and ongoing investment, we are setting the foundation for our growth story over the next 20 years."

Conference Call and Webcast
The Company will provide additional commentary regarding its first quarter as well as its updated 2016 outlook during its earnings conference call today, April 21, at 8:30 a.m. ET. The call will be webcast live at http://investor.underarmour.com/events.cfm and will be archived and available for replay approximately three hours after the live event. Additional supporting materials related to the call will also be available at http://investor.underarmour.com. The Company's financial results are also available online at http://investor.underarmour.com/results.cfm.

Non-GAAP Financial Information
The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”).  However, this press release refers to certain “currency neutral” financial information, which is a non-GAAP financial measure.  The Company provides a reconciliation of this non-GAAP measure to the most directly comparable financial measure calculated in accordance with GAAP.  See the end of this press release for this reconciliation.

Currency neutral financial information is calculated to exclude foreign exchange impact.  Management believes this information is useful to investors to facilitate a comparison of the Company's results of operations period-over-period.  This non-GAAP financial measure should not be considered in isolation and should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.  In addition, the Company's non-GAAP financial information may not be comparable to similarly titled measures reported by other companies.

About Under Armour, Inc.
Under Armour (NYSE: UA, UA.C), the originator of performance footwear, apparel and equipment, revolutionized how athletes across the world dress. Designed to make all athletes better, the brand's innovative products are sold worldwide to athletes at all levels.  The Under Armour Connected Fitness™ platform powers the world’s largest digital health and fitness community through a suite of applications: UA Record, MapMyFitness, Endomondo and MyFitnessPal.  The Under Armour global headquarters is in Baltimore, Maryland. For further information, please visit the Company's website at www.uabiz.com.

Forward Looking Statements
Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new product, the implementation of our marketing and branding strategies, and the future benefits and opportunities from acquisitions. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,”  “potential” or the negative of these terms or other comparable terminology.  The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect consumer spending; the financial health of our customers; our ability to effectively manage our growth and a more complex global business; our ability to successfully manage or realize expected results from acquisitions and other significant investments or capital expenditures; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; increased competition causing us to lose market share or reduce the prices of our products or to increase significantly our marketing efforts; fluctuations in the costs of our products; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner, including due to port disruptions; our ability to further expand our business globally and to drive brand awareness and consumer acceptance of our products in other countries; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; risks related to foreign currency exchange rate fluctuations; our ability to effectively market and maintain a positive brand image; our ability to comply with trade and other regulations; the availability, integration and effective operation of information systems and other technology, as well as any potential interruption in such systems or technology; risks related to data security or privacy breaches; our ability to raise additional capital required to grow our business on terms acceptable to us; our potential exposure to litigation and other proceedings; and our ability to attract and retain the services of our senior management and key employees. The forward-looking statements contained in this press release reflect our views and assumptions only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

(Tables Follow)

Under Armour, Inc.
For the Quarter Ended March 31, 2016 and 2015
(Unaudited; in thousands, except per share amounts)
CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended March 31,
	2016	% of Net Revenues	2015	% of Net Revenues
Net revenues	$1,047,702	100.0%	$804,941	100.0%
Cost of goods sold	567,066	54.1%	427,277	53.1%
Gross profit	480,636	45.9%	377,664	46.9%
Selling, general and administrative expenses	445,753	42.5%	349,997	43.5%
Income from operations	34,883	3.4%	27,667	3.4%
Interest expense, net	(4,532)	(0.4)%	(2,210)	(0.3)%
Other income (expense), net	2,702	0.2%	(1,840)	(0.2)%
Income before income taxes	33,053	3.2%	23,617	2.9%
Provision for income taxes	13,873	1.4%	11,889	1.4%
Net income	$19,180	1.8%	$11,728	1.5%
Net income available per common share
Basic	$0.04		$0.03
Diluted	$0.04		$0.03
Weighted average common shares outstanding
Basic	433,626		429,394
Diluted	443,260		439,232

Under Armour, Inc.
For the Quarter Ended March 31, 2016 and 2015
(Unaudited; in thousands)
NET REVENUES BY PRODUCT CATEGORY

	Quarter Ended March 31,
	2016	2015	% Change
Apparel	$666,571	$555,455	20.0%
Footwear	264,246	160,966	64.2%
Accessories	79,701	63,151	26.2%
Total net sales	1,010,518	779,572	29.6%
Licensing revenues	19,433	16,938	14.7%
Connected Fitness	18,501	8,431	119.4%
Intersegment eliminations	(750)	—	(100.0)%
Total net revenues	$1,047,702	$804,941	30.2%
NET REVENUES BY SEGMENT

	Quarter Ended March 31,
	2016	2015	% Change
North America	$880,595	$700,512	25.7%
International	149,356	95,998	55.6%
Connected Fitness	18,501	8,431	119.4%
Intersegment eliminations	(750)	—	(100.0)%
Total net revenues	$1,047,702	$804,941	30.2%
OPERATING INCOME (LOSS) BY SEGMENT

	Quarter Ended March 31,
	2016	2015	% Change
North America	$40,095	$38,369	4.5%
International	11,249	4,334	159.6%
Connected Fitness	(16,461)	(15,036)	(9.5)%
Income from operations	$34,883	$27,667	26.1%

Under Armour, Inc.
As of March 31, 2016, December 31, 2015 and March 31, 2015
(Unaudited; in thousands)
CONDENSED CONSOLIDATED BALANCE SHEETS

	As of 3/31/16	As of 12/31/15	As of 3/31/15
Assets
Cash and cash equivalents	$157,001	$129,852	$224,927
Accounts receivable, net	566,286	433,638	395,917
Inventories	834,287	783,031	577,947
Prepaid expenses and other current assets	211,209	152,242	169,722
Deferred income taxes	—	—	65,966
Total current assets	1,768,783	1,498,763	1,434,479
Property and equipment, net	601,910	538,531	359,489
Goodwill	588,895	585,181	595,492
Intangible assets, net	73,217	75,686	87,075
Deferred income taxes	92,230	92,157	14,104
Other long term assets	93,089	78,582	57,415
Total assets	$3,218,124	$2,868,900	$2,548,054
Liabilities and Stockholders’ Equity
Revolving credit facility, current	$140,000	$—	$—
Accounts payable	184,243	200,460	252,051
Accrued expenses	224,076	192,935	137,482
Current maturities of long term debt	27,000	42,000	43,347
Other current liabilities	30,581	43,415	15,339
Total current liabilities	605,900	478,810	448,219
Long term debt, net of current maturities	217,525	352,000	383,500
Revolving credit facility, long term	550,000	275,000	250,000
Other long term liabilities	103,382	94,868	81,809
Total liabilities	1,476,807	1,200,678	1,163,528
Total stockholders’ equity	1,741,317	1,668,222	1,384,526
Total liabilities and stockholders’ equity	$3,218,124	$2,868,900	$2,548,054

Under Armour, Inc.
For the Quarter Ended March 31, 2016 and 2015
(Unaudited; in thousands)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Quarter Ended March 31,
	2016	2015
Cash flows from operating activities
Net income	$19,180	$11,728
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	32,021	21,308
Unrealized foreign currency exchange rate (gains) losses	(11,009)	21,416
Loss on disposal of property and equipment	384	227
Stock-based compensation	14,403	9,043
Deferred income taxes	2,724	4,049
Changes in reserves and allowances	12,657	5,792
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(136,990)	(127,439)
Inventories	(45,958)	(50,303)
Prepaid expenses and other assets	(15,351)	(39,899)
Accounts payable	(976)	40,066
Accrued expenses and other liabilities	8,627	(14,264)
Income taxes payable and receivable	(47,748)	(58,250)
Net cash used in operating activities	(168,036)	(176,526)
Cash flows from investing activities
Purchases of property and equipment	(104,573)	(68,619)
Purchase of businesses, net of cash acquired	—	(539,109)
Purchases of available-for-sale securities	(19,997)	(10,424)
Sales of available-for-sale securities	21,414	3,311
Purchases of other assets	—	(2,494)
Net cash used in investing activities	(103,156)	(617,335)
Cash flows from financing activities
Proceeds from revolving credit facility	415,000	250,000
Proceeds from term loan	—	150,000
Payments on term loan	(145,000)	—
Payments on long term debt	(500)	(7,355)
Excess tax benefits from stock-based compensation arrangements	27,058	34,613
Proceeds from exercise of stock options and other stock issuances	3,954	2,922
Payments of debt financing costs	(1,258)	(946)
Net cash provided by financing activities	299,254	429,234
Effect of exchange rate changes on cash and cash equivalents	(913)	(3,621)
Net increase (decrease) in cash and cash equivalents	27,149	(368,248)
Cash and cash equivalents
Beginning of period	129,852	593,175
End of period	$157,001	$224,927

Non-cash investing activities
Decrease in accrual for property and equipment	$(13,814)	$(195)
Property and equipment acquired under build-to-suit leases	—	5,631

Under Armour, Inc.
For the Quarter Ended March 31, 2016 and 2015
(Unaudited)
The table below presents the reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP. See "Non-GAAP Financial Information" above for further information regarding the Company's use of non-GAAP financial measures.
CURRENCY NEUTRAL NET REVENUE GROWTH RECONCILIATION

Quarter Ended March 31,
Total Net Revenue	2016
Currency neutral net revenue growth - Non-GAAP	32.0%
Foreign exchange impact	(1.8)%
Net revenue growth - GAAP	30.2%

North America
Currency neutral net revenue growth - Non-GAAP	26.6%
Foreign exchange impact	(0.9)%
Net revenue growth - GAAP	25.7%

International
Currency neutral net revenue growth - Non-GAAP	64.6%
Foreign exchange impact	(9.0)%
Net revenue growth - GAAP	55.6%
BRAND HOUSE AND FACTORY HOUSE DOOR COUNT

	As of March 31,
	2016	2015
Factory House	144	126
Brand House	12	7
North America total doors	156	133

Factory House	18	8
Brand House	24	12
International total doors	42	20

Factory House	162	134
Brand House	36	19
Total doors	198	153